Exhibit 99.1

For Immediate Release	Contact: Greg Lemenchick Vice President - Investor Relations investorrelations@dominos.com

Domino’s Pizza® Announces Appointment of Two New Independent Directors and Election of Corie Barry as Lead Independent Director

ANN ARBOR, Michigan, July 14, 2026: Domino’s Pizza, Inc. (Nasdaq: DPZ), the largest pizza company in the world, today announced the appointment of Michael C. Creedon, Jr. and Anneliese Olson to its Board of Directors and the election of Corie Barry as the Lead Independent Director of the Board. Barry replaces Richard Federico who will continue to serve as a member of the Board and as Chairman of the Audit Committee.

“We’re pleased to welcome Mike and Anneliese to the Board,” said David Brandon, Domino’s Executive Chairman. “Their deep experience leading consumer and technology-driven businesses will bring valuable, fresh perspectives as Domino’s continues to execute our long-term strategy. We’re also delighted to elect Corie Barry as Lead Independent Director. Corie has been an invaluable member of the Domino’s Board since 2018, bringing exceptional strategic insight, financial acumen and a deep understanding of today’s consumer. As Lead Independent Director, she will play an even more important role in providing strong independent oversight and helping guide our long-term strategy.”

Corie Barry has served on Domino’s Board of Directors since July 2018 and is the Chairperson of the Compensation and Human Capital Committee. Barry currently serves as Chief Executive Officer and member of the Board of Directors of Best Buy Co., Inc.

“I’m honored to serve as Lead Independent Director and appreciate the confidence of my fellow independent directors,” said Barry. “Domino’s has built an exceptional business by combining a great brand, industry leading innovation and technology and a relentless focus on delicious and affordable pizza. I’m excited to help the Board and management team drive the next chapter of success and value creation.”

Michael Creedon currently serves as Chief Executive Officer of Dollar Tree, Inc. He joined Dollar Tree as Chief Operating Officer in 2022 and was appointed Chief Executive Officer in 2024. He has served on the Dollar Tree Board of Directors since 2025. Before joining Dollar Tree, Creedon held several senior leadership positions at Advance Auto Parts, culminating in his role as President of U.S. Stores. Earlier in his career, Creedon held leadership roles at Tyco International and ADT Security. Creedon will serve on the Audit Committee of the Board.

“I’m excited to join the Domino’s Board of Directors and serve alongside such an accomplished group of leaders,” said Creedon. “I’ve long admired the Company’s customer-first culture and look forward to contributing my experience and bringing fresh perspectives to help shape the success of the business.”

Anneliese Olson has served as President, Imaging, Printing and Solutions of HP Inc. since November 2024 and has over 30 years of experience at HP. Prior to her current role, Ms. Olson served in various leadership positions within HP, including as Senior Vice President & Managing Director, North America from September 2023 to November 2024, and as Senior Vice President & Chief Operating Officer, Worldwide Print from November 2019 to April 2022. She has held other senior positions throughout her career with HP, bringing a wealth of international experience, having lived and worked in Asia Pacific for more than seven years. Olson will serve on the Audit Committee of the Board.

“Few companies have integrated technology into their business as thoughtfully as Domino’s,” said Olson. “I have always been impressed by strong global brands that combine scale with the ability to execute locally, and Domino’s stands out for the way it continues to innovate for customers around the world. I’m excited to be part of this evolution and to contribute my experience to the Company’s next chapter of growth.”

About Domino’s Pizza®
Founded in 1960, Domino’s Pizza is the largest pizza company in the world, with a significant business in both delivery and carryout. It ranks among the world’s top public restaurant brands with a global enterprise of more than 22,300 stores in over 90 markets. Domino’s had global retail sales of over $20.4 billion in the trailing four quarters ended March 22, 2026. Its system is comprised of independent franchise owners who accounted for 99% of Domino’s stores as of the end of the first quarter of 2026. In the U.S., Domino’s generated more than 85% of U.S. retail sales in 2025 via digital channels and has developed many innovative ordering platforms.

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